press release

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance and
Chief Financial Officer
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
November 5, 2010

COMFORCE CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

Bethpage, NY –Nov. 5, 2010 – COMFORCE Corporation (NYSE Amex: CFS) (“COMFORCE” or the “Company”), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its third quarter ended September 26, 2010.  As previously announced, on November 1, 2010, COMFORCE entered into a definitive merger agreement with an affiliate (“Merger Sub”) of ABRY Partners, LLC (“ABRY”) pursuant to which, and upon the terms and conditions thereof, Merger Sub will merge with and into COMFORCE with COMFORCE continuing as the surviving corporation and a wholly controlled subsidiary of ABRY.  The merger is subject to the adoption of the merger agreement by the holders of at least a majority of COMFORCE’s outstanding common stock and the satisfaction of certain other customary conditions which are set forth in the merger agreement.

The Company reported revenues rose 22.8% to $171.6 million for the third quarter of 2010, compared to revenues of $139.7 million for the third quarter of 2009. Sequentially, revenues for the third of quarter 2010 improved 4.9% from the prior quarter.

Revenues of PRO Unlimited®, the Company’s Human Capital Management segment, increased $29.7 million, or 29.7% over the third quarter of 2009, and sequentially 5.0% over second quarter 2010.  This growth was primarily due to an increase in services provided to both new and existing clients.  PRO Unlimited reported gross profit for the third quarter of 2010 of $15.3 million, compared to $12.4 million for the third quarter of 2009.  Staff Augmentation revenue increased $2.4 million, or 6.0% in the third quarter of 2010 compared to the same period last year reflecting an increase in client demand for services in this segment.  Sequentially Staff Augmentation revenues improved 5.1% over second quarter 2010.

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Gross profit for the third quarter of 2010 was $24.3 million, or 14.2% of sales, compared to gross profit of $19.9 million, or 14.3% of sales for the same period last year.  The slight decrease in gross profit as a percentage of sales was primarily the result of pricing pressures and lower sales volume on higher margin services, which were partially offset by a decrease in payroll related tax expense as a result of the enactment of the Hiring Incentives to Restore Employment (HIRE) Act in March 2010. COMFORCE’s selling, general and administrative (SG&A) expenses were $18.6 million in the third quarter of 2010, compared to $16.4 million the same quarter last year.  SG&A expenses as a percentage of net sales were 10.8% for the third quarter of 2010, compared to 11.7% for the third quarter of 2009, primarily due to COMFORCE’s ongoing initiatives to reduce expenses and control costs as revenues increased.

The Company reported operating income of $4.9 million for the third quarter of 2010, compared to operating income of $2.6 million for the third quarter of 2009.

Interest expense for the third quarter of 2010 was $835,000 compared to $398,000 for the third quarter of 2009.  The increase in interest expense was primarily due to the Company’s higher borrowings and interest rates under its credit facility, as amended in November 2009, which was partially offset by the elimination of interest expense associated with the repayment of $1.9 million principal on the Company’s 8% Convertible Notes.

Income before income taxes was $4.0 million for the third quarter of 2010, compared to $1.9 million for the same period last year.

The Company recognized a provision for income taxes of $1.7 million in the third quarter of 2010, compared to $883,000 in the third quarter of 2009.

COMFORCE reported net income of $2.3 million for the third quarter of 2010, compared to $1.1 million for the third quarter of 2009.  Net income available to common stockholders for the third quarter of 2010 was $2.1 million, or $0.12 per basic share and $0.07 per diluted share, compared to $804,000, or $0.05 per basic share and $0.03 per diluted share for the third quarter of 2009.

Nine Months Results

COMFORCE recorded revenues of $479.0 million for the first nine months of 2010, compared to revenues of $419.4 million for the first nine months of 2009.  PRO’s revenues increased 25.3% to $361.0 million, compared to $288.0 million for the first nine months of 2009.   Staff Augmentation revenues declined 10.3% or $13.3 million for the first nine months of 2010 reflecting a decrease in client demand for services in this segment, particularly by our largest client in this segment representing $9.2 million of this decrease.

Gross profit for the first nine months of 2010 was $67.5 million, or 14.1% of sales, compared to gross profit of $60.8 million, or 14.5% of sales for the first nine months of 2009.   The decrease in gross profit as a percentage of sales was primarily the result of pricing pressures and lower sales volume on higher margin services, which was partially offset by a decrease in payroll related tax expense as a result of the enactment of the HIRE Act in March 2010.  The 2009 gross profit included an accrual related to a state tax examination.

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SG&A expenses for the first nine months were $53.9 million, compared to $53.4 million for the first nine months of 2009.  SG&A expenses as a percentage of net sales were 11.3% for the first nine months of this year, compared to 12.7% for the first nine months of 2009, primarily due to COMFORCE’s ongoing initiatives to reduce expenses and control costs as revenues increased.

COMFORCE’s operating income for the first nine months of 2010 was $11.0 million, compared to $4.7 million for the first nine months of 2009.

Interest expense for the first nine months of 2010 was $2.4 million, compared to interest expense of $1.5 million for the first nine months of 2009.  The increase in interest expense was primarily due to the Company’s higher borrowings and interest rates under its new credit facility, amended in November 2009, which was partially offset by the elimination of interest expense associated with the repayment of $1.9 million principal on the Company’s 8% Convertible Notes.

The Company reported income before income taxes of $8.3 million for the first nine months of 2010, compared to $3.3 million for the first nine months of 2009.  COMFORCE recognized a tax provision of $3.5 million for the first nine months of 2010, compared to $1.5 million for the first nine months of 2009.

Net income for the first nine months of 2010 was $4.7 million, compared to $1.8 million for the first nine months of 2009.  Net income available to common stockholders for the first nine months of 2010 was $4.0 million, or $0.23 per basic share and $0.14 per diluted share, compared to $1.1 million, or $0.06 per basic share and $0.05 per diluted share for the comparable period last year.

Comments from Management

Harry Maccarrone, Chief Executive Officer of COMFORCE, commented, “We are pleased with our financial results for both the quarter and first nine months of this year, having reported strong increases in both our revenues and net income for both periods. PRO continues to be a primary contributor to our financial performance as it added new clients and provided increased services to its existing clients.  We were also pleased with the increase in revenues in our Staff Augmentation segment for the quarter and believe that this business segment is in the process of turning around.”

Mr. Maccarrone concluded, “We look forward to communicating with our stockholders concerning the merger when our proxy statement has been filed with the SEC in definitive form.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments – Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing

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the contingent workforce through its PRO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management and relating to the anticipated acquisition of the Company by ABRY, that are forward-looking statements, such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.

Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic environment has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could potentially further increase our interest expenses;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;

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•	our inability to keep pace with rapid changes in technology in our industry;
•	potential losses relating to the placement of our employees in other workplaces, including our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;
•
our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;continuing unfavorable developments in our business may result in the necessity of writing off goodwill in future periods, in addition to write-offs in 2009 and earlier periods;

•	as a result of covenants and restrictions in our credit facility, our inability to use available cash in the manner we believe will maximize stockholder value;
•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects;
•
the risks and uncertainties associated with the merger include, among others, the failure of COMFORCE’s stockholders to adopt the merger agreement, the risk that competing offers will be made, and the possibility that various closing conditions to the merger may not be satisfied or waived, and the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; and

•
any of the other factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 27, 2009 (copies of which may be accessed through www.sec.gov or www.comforce.com).

Important Notice

This press release is not, and is not intended to be, a solicitation of proxies or an offer of securities. In connection with the proposed transaction, COMFORCE will file a proxy statement and other materials with the United States Securities and Exchange Commission (the “SEC”).  Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about COMFORCE and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by COMFORCE with the SEC at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when available) and other filings made by COMFORCE with the SEC can also be obtained, free of charge, by directing a request to COMFORCE Corporation, 999 Stewart Ave., Bethpage, NY 11714, Attention: Investor Relations.  The proxy statement (when available) and such other documents are also available for free on the COMFORCE website at www.comforce.com under “Investors/ SEC Filings.”

COMFORCE and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition transaction. Information concerning the interests of directors and executive officers in the solicitation is set forth in the COMFORCE proxy statement and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the proposed transaction when it becomes available.

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2010	2009	2010	2009

Net sales of services	$171,598	$139,710	$478,977	$419,428

Costs and expenses:
Cost of services	147,281	119,762	411,503	358,651
Selling, general and administrative expenses	18,612	16,405	53,938	53,425
Depreciation and amortization	792	920	2,506	2,633

Total costs and expenses	166,685	137,087	467,947	414,709

Operating income	4,913	2,623	11,030	4,719

Other (expense) income:
Interest expense	(835)	(398)	(2,410)	(1,483)
Other income (expense), net	(88)	(286)	(340)	106
	(923)	(684)	(2,750)	(1,377)

Income before income taxes	3,990	1,939	8,280	3,342
Provision for income taxes	1,685	883	3,549	1,532
Net income	$2,305	$1,056	$4,731	$1,810

Dividends on preferred stock	252	252	754	754

Net income available to common stockholders	$2,053	$804	$3,977	$1,056

Basic income per common share	$0.12	$0.05	$0.23	$0.06

Diluted income per common share	$0.07	$0.03	$0.14	$0.05

Weighted average common shares outstanding, basic	17,388	17,388	17,388	17,388
Weighted average common shares outstanding, diluted	33,533	33,834	33,129	28,209

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 26, 2010 and December 27, 2009
(in thousands, except share and per share amounts)
(unaudited)

	September 26,	December 27,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$4,089	2,986
Accounts receivable, less allowance of $98 in 2010 and $94 in 2009	144,813	125,138
Funding and service fees receivable, less allowance of $8 in 2010 and 2009	4,732	8,107
Prepaid expenses and other current assets	2,970	3,003
Deferred income taxes, net	707	707
Total current assets	157,311	139,941

Property and equipment, net	6,984	8,624
Deferred financing costs, net	491	634
Goodwill	15,973	15,973
Other assets, net	256	113

Total assets	$181,015	165,285

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,033	2,491
Accrued expenses	118,543	120,841
Total current liabilities	121,576	123,332

Long-term debt	69,000	56,600
Deferred income taxes, net	776	636
Other liabilities	191	176

Total liabilities	191,543	180,744

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,665 and 17,387,663 shares issued and outstanding in 2010 and 2009, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at September 26, 2010 and December 27, 2009, with an aggregate liquidation preference of $9,656 at September 26, 2010 and $9,311 at December 27, 2009	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at September 26, 2010 and December 27, 2009, with an aggregate liquidation preference of $781 at September 26, 2010 and $752 at December 27, 2009	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at September 26, 2010 and December 27, 2009, with an aggregate liquidation preference of $9,676 at September 26, 2010 and $9,296 at December 27, 2009	10,264	10,264
Additional paid-in capital	48,776	48,700
Accumulated other comprehensive loss	(167)	(291)
Accumulated deficit	(74,392)	(79,123)

Total stockholders’ deficit	(10,528)	(15,459)

Total liabilities and stockholders’ deficit	$181,015	165,285

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